EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form F-3 No. 333-203205, Form F-3 No. 333-213343, Form S-8 No. 333-213344 and Form F-3 No. 333-227129) of our reports dated February 15, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Ardmore Shipping Corporation included in this Annual Report (Form 20-F) for the year ended December 31, 2018.

/s/ Ernst & Young

Dublin, Ireland

February 15, 2019